                                                                   Exhibit (2)-3


                                                                  EXECUTION COPY

                  SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT


                  This Second Amendment to Asset Purchase Agreement ("Amendment") is made as of January 10, 1997, by and between Tele-Communications, Inc., a Delaware corporation ("Buyer"), and Knight-Ridder Cablevision, Inc., a Florida corporation ("KRC"), KRC-SNJ, Inc., a Delaware corporation ("KRC-SNJ"), KRC-NJFT, Inc., a Delaware corporation ("KRC-NJFT") and Knight-Ridder Investment Company, a Delaware corporation ("KRIC") (with KRC, KRC-SNJ, KRC-NJFT and KRIC referred to collectively as "Seller").

                                    RECITALS

                  Buyer and Seller entered into an Asset Purchase Agreement as of March 18, 1996, as amended by First Amendment to Asset Purchase Agreement dated September 27, 1996 (collectively, the "Agreement"). The parties wish to amend the Agreement as set forth in this Amendment. All capitalized terms used but not defined in this Amendment will have the meanings set forth for such terms in the Agreement.

                                    AMENDMENT

                  For valuable consideration the parties agree as follows:

                  1. Bifurcation of Closing. The parties have determined that the conditions to Closing applicable to the transfer of the TKR Partners Interest will not be satisfied prior to the proposed Closing Date. Consequently, the parties have agreed to consummate the transactions contemplated by the Agreement in two separate closings, with the first closing (the "First Closing") to apply to all of the Assets except the TKR Partners Interest (the "First Closing Assets"), and with the second closing (the "Second Closing") to apply only to the TKR Partners Interest. For purposes of this Amendment, the term "First Closing Date" refers to the date of the First Closing, and the term "Second Closing Date" refers to the date of the Second Closing.

                  2. First Closing Consideration. Buyer has elected the option included in Section 2.2.1 of the Agreement. At the First Closing, the consideration to be delivered to Seller and KRI will be equal to $382,700,000 (the original consideration of $420,000,000 less the $37,300,000 portion of such consideration allocable to the TKR Partners Interest pursuant to Section
2.4 of the Agreement). Subject to adjustment in accordance with the Agreement, the $382,700,000 in consideration will be payable as follows:

                     a. Delivery to KRC of shares of Buyer Series A Common Stock with an aggregate Buyer Common Stock Value equal to $140,000,000, meeting the requirements of Section 2.2.3 of the Agreement, plus

                     b. Delivery to KRC of shares of Buyer Series A Common Stock with an aggregate Buyer Common Stock Value equal to $115,133,334, meeting the requirements of Section 2.2.4 of the Agreement, plus

                     c. Delivery to Seller and KRI, as applicable, of either (i) $127,566,666 of cash or (ii) at Buyer's option, cash and all or a portion of the Time Warner Stock owned by TKR Cable, which together have an aggregate value of $127,566,666 (determined as specified in the Agreement).

                  3. Second Closing Consideration. At the Second Closing, Buyer will deliver to Seller consideration with an aggregate value of $37,300,000 (subject to adjustment as provided below), payable as follows:

                     a. Delivery to KRC of shares of Buyer Series A Common Stock with an aggregate Buyer Common Stock Value equal to $24,866,666, meeting the requirements of Section 2.2.4 of the Agreement, plus

                     b. Delivery to KRC of $12,433,334 of cash.

                  4. Closing Dates. The First Closing is expected to take place on January 10, 1997, subject to satisfaction of the conditions to Closing set forth in the Agreement with respect to the First Closing Assets. The Second Closing will be held on a date specified by Buyer (upon five business days' prior notice to Seller) that is within 15 days after all conditions to the Closing with respect to the TKR Partners Interest contained in the Agreement (other than those based on acts to be performed at the Second Closing ) have been satisfied or waived. The Second Closing will be held at 10:00 a.m. local time at Buyer's office located at 5619 DTC Parkway, Englewood, Colorado 80111, or at such place and time as Buyer and Seller may agree. Without limiting the generality of the foregoing, the conditions set forth in Sections 8.2.1 and
8.2.2 of the Agreement will not apply at the First Closing with respect to representations, warranties and covenants to the extent relating to the TKR Partners Interest, and the conditions set forth in Sections 8.2.1 and 8.2.2 of the Agreement will not apply at the Second Closing, with respect to representations, warranties and covenants to the extent relating to the First Closing Assets.

                  5. Basic Purchase Price Adjustments. The adjustments to the Base Purchase Price specified in Section 2.3 of the Agreement will be applied as follows:

                     a. The adjustment referred to in Section 2.3.1 of the Agreement will be made at the First Closing. Section 2.3.1 of the Agreement is amended to read in its entirety as follows:

                      2.3.1 The Base Purchase Price will be decreased by an
                  amount equal to 50% of (a) the payments made or required to be made to Paul W. Freas, William H. Mitchell, Isabelle P. Arace, Brian J. Hickey and Peter C. Luscombe pursuant to or in lieu of the Management Incentive Plan (including termination thereof as contemplated by Section 6.10), (b) deferred compensation payable to Paul W. Freas by any of the Owned Entities with respect to compensation for periods prior to January 1, 1996 plus the bonus payable in 1996 with respect to 1995 results, and (c) severance payment to Paul W. Freas of two years' base salary.



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                     b. The adjustments referred to in Section 2.3.2(i) of the
Agreement will be made at the Second Closing.

                     c. The adjustment of $66,207 per day referred to in Section 2.3.2(ii) of the Agreement will be made as follows: (i) $60,033 per day will be adjusted in connection with the First Closing, and (ii) the balance of $6,174 per day will be adjusted at the Second Closing, in each case for the period from October 1, 1996 to the First Closing Date.

                     d. No adjustment will be made pursuant to Section 2.3.3 of the Agreement.

                     e. The Preliminary Report contemplated by Section 2.3.4(a) of the Agreement for purposes of the First Closing is attached as SCHEDULE I to this Amendment.

                  6. Adjustment Procedures. The procedures for preliminary and final determinations of the adjustments to the Base Purchase Price will be made separately for the First Closing and the Second Closing in accordance with
Section 2.3.4 of the Agreement.

                  7. Closing Date References. For purposes of determining the "Average Trading Price" of Buyer Series A Common Stock, the reference to the "Closing Date" will mean the First Closing Date, in the case of the Buyer Series A Common Stock to be delivered at the First Closing, and the Second Closing Date, in the case of the Buyer Series A Common Stock to be delivered at the Second Closing. The references to "Closing Date" in Section 2.2.4 of the Agreement and in Section 2(b) of the Registration Rights Agreement will mean the First Closing Date. In addition, the reference in Section 3(b) of the Registration Rights Agreement to "second anniversary of the Closing Date" will mean "second anniversary of the First Closing Date." Other references to "Closing" or "Closing Date" in the Agreement or the Registration Rights Agreement will mean the First Closing or First Closing Date, or the Second Closing or Second Closing Date, as applicable.

                  8. Assignment and Assumption. The assignment and assumption contemplated by Section 3 of the Agreement to take place on the Closing Date will take place at the First Closing Date with respect to the First Closing Assets, and on the Second Closing Date with respect to the TKR Partners Interest. At the First Closing, Buyer will assume the "First Closing Assumed Liabilities," which will consist of all the Assumed Liabilities other than the liabilities and obligations of KRC as a general partner of TKR Partners and under the partnership agreement of TKR Partners. At the Second Closing, Buyer will assume the remaining Assumed Liabilities (the "Second Closing Assumed Liabilities"). Unless and until the Second Closing occurs, the reference to "Assumed Liabilities" in Section 10.3(a)(iii) of the Agreement will mean "First Closing Assumed Liabilities;" and from and after the consummation of the Second Closing, such reference will be to "Assumed Liabilities." Unless and until the Second Closing occurs, the indemnifications in Sections 10.2(a)(iii) and 10.3(a)(iv) of the Agreement will apply only with respect to matters relating to or arising with respect to the First Closing Assets and related obligations and liabilities, and from and after the consummation of the Second Closing, such indemnifications will apply as specified in such provisions.


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                  9. Budget References. After the First Closing, references in
Sections 6.2 and 6.8 of the Agreement to the "1996 Budgets" will refer instead to the then current budget of TKR Partners.

                  10. HSR. If a new filing prior to the Second Closing is required under the HSR Act, the provisions of Section 6.4 of the Agreement will apply, with each party to make such filings as soon as practicable after a determination that such filings are necessary.

                  11. Waiver of Second Closing Condition. With respect to the Second Closing, Buyer waives the condition to the Second Closing set forth in
Section 8.2.4 of the Agreement. However, Buyer does not waive any of the other conditions to the Second Closing (including without limitation Sections 8.2.5 and 8.2.6) or any of the conditions to the First Closing.

                  12. First Closing Documents. At the First Closing, the parties will sign and deliver closing documents in accordance with Section 8.2.3, 8.3.4 and 8.3.7 of the Agreement, except that the Assignment, Assumption and Bill of Sale in the form attached as EXHIBIT A to the Agreement will relate only to the First Closing Assets and the First Closing Assumed Liabilities, and the Amendment No. 1 to Standstill, Indemnification and Contribution Agreement in the form of EXHIBIT E to the Agreement will not be signed and delivered until the Second Closing.

                  13. Second Closing Documents. At the Second Closing, the parties will sign and deliver an Assignment, Assumption and Bill of Sale with respect to the TKR Partners Interest and the Second Closing Assumed Liabilities in the form attached as EXHIBIT A to the Agreement, the Amendment No. 1 to Standstill, Indemnification and Contribution Agreement in the form of EXHIBIT E to the Agreement and closing certificates and transfer instruments as may be reasonably requested in connection with the transactions to be consummated at the Second Closing.

                  14. Termination Right. If the First Closing occurs, then (a) neither Buyer nor Seller will have any further right to terminate the Agreement pursuant to Section 9.1(b) of the Agreement, and (b) either Buyer or Seller may terminate the Agreement to the extent it relates to the TKR Partners Interest if the Second Closing has not been consummated on or before December 31, 1998 for any reason, so long as the terminating party is not in default under this Agreement in any material respect. If either party terminates the Agreement to the extent it relates to the TKR Partners Interest pursuant to the preceding sentence, then Section 9.2 of the Agreement will be modified to read as follows, upon such termination:


                      9.2           Liabilities in Event of Termination.

                      (a) Upon termination of this Agreement prior to the First
                  Closing pursuant to SECTION 9.1, except as provided in the following sentence: (a) this Agreement will automatically become null and void, except the provisions of SECTION 6.19 which will continue in effect (unless this Agreement has previously been filed with the SEC) until such time as this Agreement is filed with the SEC, and (b) such termination will be the sole remedy with respect to any breach of this Agreement. Notwithstanding the preceding sentence, neither the



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


                  Buyer nor Seller will be relieved of liability for any willful breach of any material covenant or agreement in this Agreement.

                      (b) If after the First Closing, this Agreement is
                  terminated with respect to the TKR Partners Interest, then except as provided in the following sentence: (a) this Agreement will automatically become null and void as it relates to the TKR Partners Interest, except the provisions of
                  SECTION 6.19 which will continue in effect (unless this Agreement has previously been filed with the SEC) until such time as this Agreement is filed with the SEC, and (b) such termination will be the sole remedy with respect to any breach of this Agreement with respect to the TKR Partners Interest. Notwithstanding the preceding sentence, neither the Buyer nor Seller will be relieved of liability for any willful breach of any material covenant or agreement in this Agreement.

                  15. Assignment. The third sentence of Section 11.1 of the Agreement is amended by adding the words "except that KRC may not so assign any of its rights and obligations hereunder with respect to the TKR Partners Interest until the earlier of December 1, 1997, or the consummation of the Second Closing," after the words "consent of Buyer),"

                  16. Exhibit D Modification. The first sentence of Section 1(a) of the Noncompetition Agreement attached as EXHIBIT D to the Agreement is amended by the addition of the following at the end of the existing text (after "Disqualified Person"):

                  ; except that this Agreement will not restrict Knight-Ridder Cablevision, Inc. from continued ownership of the TKR Partners Interest.

                  17.      Miscellaneous.

                          (a) THIS AMENDMENT AND THE RIGHTS OF THE PARTIES
UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

                          (b) This Amendment may be executed in counterparts,
each of which will be deemed an original.

                          (c) Except as amended by this Amendment, all terms
and provisions of the Agreement will remain unchanged and in full force.

                          (d) Any term or provision of this Amendment which is
invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Amendment.


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                          (e) This Amendment has been negotiated by Buyer and
Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Amendment or any provision of this Amendment against the party drafting this Amendment will not apply in any construction or interpretation of this Amendment.


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

                 The parties have executed this Second Amendment to Asset Purchase Agreement as of the day and year first above written.

SELLER:

Knight-Ridder Cablevision, Inc.               KRC-NJFT, Inc.



By:    /s/ Ross Jones                         By:     /s/ Ross Jones
      ------------------------------                ---------------------------
Name:  Ross Jones                             Name:   Ross Jones
      ------------------------------                ---------------------------
Title: President                              Title:  President
      ------------------------------                ---------------------------


KRC-SNJ, Inc.                                 Knight-Ridder Investment Company


By:    /s/ Ross Jones                         By:     /s/ Ross Jones
      ------------------------------                ---------------------------
Name:  Ross Jones                             Name:   Ross Jones
      ------------------------------                ---------------------------
Title: President                              Title:  President
      ------------------------------                ---------------------------


BUYER:

Tele-Communications, Inc.

By:    /s/ Stephen M. Brett
      -----------------------------------------------------
Name:  Stephen M. Brett
      -----------------------------------------------------
Title: Executive Vice President/General Counsel & Secretary
      -----------------------------------------------------






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




                                   SCHEDULE I

     FIRST CLOSING PRELIMINARY REPORT UNDER SECTION 2.3.4(A) OF THE AGREEMENT


           BASE PURCHASE PRICE CALCULATION - FIRST CLOSING FOR TKR DEAL -
                             ASSUMING 1/10/97 CLOSING*

             $382,700,000  FIRST CLOSING STARTING VALUE PER AMENDMENT
                 (218,500) SEVERANCE - PAUL FREAS
                 (244,743) DEFERRED COMP. - PAUL FREAS
               (1,221,500) EQ. APPREC. - TKR MANAGEMENT
                6,063,333  INT. @ $60,033/DAY (10/1/96 THROUGH 1/9/97)
             ------------
             $387,078,590  TOTAL BASE PURCHASE PRICE - FIRST CLOSING


CASH PAYMENT       $127,566,666  STARTING VALUE PER AMENDMENT
                      1,459,530  1/3 OF ADJUSTMENTS
                    (40,976,536) TIME WARNER STOCK VALUE (SEE ATTACHED)
                   ------------
                   $ 88,049,660  BALANCE CASH


REGISTERED STOCK   $140,000,000 STARTING VALUE PER AMENDMENT
                      1,459,530 1/3 OF ADJUSTMENTS
                   ------------
                   $141,459,530 TOTAL


2-YEAR STOCK       $115,133,334 STARTING VALUE PER AMENDMENT
                      1,459,530 1/3 OF ADJUSTMENTS
                   ------------
                   $116,592,864 TOTAL


CONSIDERATION      $ 88,049,660 CASH
SUMMARY              40,976,536 TIME WARNER STOCK
                    141,459,530 REGISTERED STOCK
                    116,592,864 2-YEAR STOCK
                   ------------
                   $387,078,590 TOTAL


NUMBER OF TCOMA       8,838,117 REGISTERED - $141,459,530/$16.00561797**
SHARES TO BE ISSUED   7,284,496 2-YEAR - $116,592,864/$16.00561797**
AT FIRST CLOSING     ----------
                     16,122,613 TOTAL SHARES AT FIRST CLOSING



*  NOTE - NUMBERS WILL CHANGE IF CLOSING DATE CHANGES

** MINIMUM VALUE OF TCOMA STOCK PER AGREEMENT FORMULA = $16.00561797
   $13.35 - $1.80 = $11.55 $11.55/$13.35 * $18.50 = $16.00561797
   $1.80/TCOMA SHARE = ADJUSTMENT FOR TSATA SPINOFF



TIME WARNER STOCK AVERAGE TRADING PRICE CALCULATION


      Trading                   Date                        Closing
       Day                   (Nov/Dec)                       Price
      -------                ---------                      -------
        1                        27                         40.62500
        2                        29                         40.75000
        3                         2                         40.75000
        4                         3                         40.50000
        5                         4                         39.85938
        6                         5                         40.00000
        7                         6                         39.75000
        8                         9                         40.00000
        9                        10                         40.12500
       10                        11                         39.75000
       11                        12                         38.87500
       12                        13                         39.00000
       13                        16                         38.25000
       14                        17                         38.12500
       15                        18                         37.75000
       16                        19                         37.87500
       17                        20                         37.75000
       18                        23                         37.50000
       19                        24                         37.00000
       20                        26                         37.37500

                                                           781.60938


AVERAGE TRADING PRICE                         39.08047

VALUE OF 1,048,517 SHARES                     40976536




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